CONSENT OF ATTORNEYS

Reference is made to the Registration Statement of CEL-SCI Corporation whereby it proposes to sell shares of Common Stock to holders of the Company's Series A Preferred Stock atsuch time as the holders of the Series A Preferred Stock elect to convert the Preferred Stock into shares of the Company's common stock.
Reference is also made to Exhibit 5 included in the Registration Statement relating to the validity of the securities proposed to be issued and sold

We hereby consent to the use of our opinion concerning the validity of the securities proposed to be issued and sold.


Very truly yours,
HART & TRINEN
By William T. Hart
Denver, Colorado
June 11, 1996